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                                                                    Exhibit 4.13

EMPLOYMENT AGREEMENT

THE UNDERSIGNED:

1. The public limited liability company QIAGEN N.V., having its registered office at Spoorstraat 42 - 52, NL - Venlo, in this matter duly represented by Mr. Peer Schatz, hereinafter to be referred to as the `Company';

and

2.  METIN COLPAN, hereinafter to be referred to as the `Managing Director';

WHEREAS

..   by the establishment of the Company in 1996 the Managing Director has been appointed as the Statutory Managing Director of the Company;

..   the Company and the Managing Director hereby confirm the employment conditions of the Managing Director as follows:

Article 1: Rights and obligations

1. As the Statutory Managing Director of the Company, the Managing Director has all rights and obligations as laid down in the law, in the articles of association of the Company and in any and all instructions that are or may be adopted by the Company.

2. The Managing Director shall undertake every effort in order to further the interests of the Company.

3. The Managing Director shall refrain from accepting compensation or payment for activities or occupations other than pursuant to this agreement without the prior consent of the shareholders' meeting of the Company.

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Article 2: Duties

1. The Managing Director will hold the position of Chief Executive Officer for the Company.

2. Without the Company's prior written consent, the Managing Director will not perform any other work for pay during his employment term, nor will he, alone or with other persons, directly or indirectly, establish or conduct a business that is competitive with the Company's business, whatever its form, or take any financial interest in or perform work gratuitously or for remuneration for such a business.

Article 3: Commencement, term and notice

The employment contract is in force since January 1, 1998 for an indefinite period of time. The employment may be terminated by either party with due observance of the statutory notice period. Notice may be given only in writing.

Article 4: Salary

The Managing Director will receive a gross annual salary of DM 50.400 including an annual holiday allowance of 8% of the gross basic annual salary.

Article 5: Expense Allowance

The Company will compensate the Managing Director for expenses directly related to the performance of his work, but only insofar as that compensation may be provided tax free and premium free.

Article 6: Holidays

The Managing Director is entitled to take holidays whenever that is possible under his business responsibilities.

Article 7: Insuranes

The Company will not take out any insurances for the Managing Director other than customary or required for business activities carried out by QIAGEN N.V.

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Article 8: Non-competition Clause

1. For a period of 1 year after the termination of the employment contract, the Managing Director may not, without the Company's prior written consent, engage in any activities that in any way whatsoever directly or indirectly compete with the Company in the nucleic acid handling separation and/or purification industry or a company affiliated with it, and the Managing Director may not establish, conduct (alone or with others) or cause the conduct of any competing business or take any interest in or be employed in any way whatsoever by such business, whether or not for consideration.

2. If the Managing Director violates the non-competition clause contained in this Article, he will forfeit to the Company a penalty of NLG100,000 for each breach, payable on demand, as well as a penalty of NLG 10,000 for each day that the breach continues, without prejudice to the Company's right to claim full damages instead.

3. Upon each breach of the non-competition clause contained in this Article, the period referred to in paragraph 1 will be extended by the duration of that breach.

Article 9: Confidentiality

Neither during the term of the employment contract nor upon termination thereof may the Managing Director inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by the Company or its affiliated companies, which the Managing Director could reasonably have known were not intended for third parties, regardless of whether such information includes any reference to its confidential nature or ownership and regardless of how the Managing Director learned of the particulars.

Article 10: Return of Property

Upon termination of the employment contract, the Managing Director will be obliged to immediately return to the Company all property belonging to the Company, including materials, documents and information copied in any form whatsoever, articles, and keys.

Article 11: Applicable Law

This employment contract and the appendices/schedules will be governed by the laws of the Netherlands.

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Drawn up in duplicate originals and signed in Hilden on October 5th, 2000.

/s/ Peer Schatz                             /s/ Metin Colpan
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COMPANY                                     MANAGING DIRECTOR